Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2026, with respect to the consolidated financial statements included in the Annual Report of Lifeway Foods, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Lifeway Foods, Inc. on Forms S-8 (No. 333-210463 and No. 333-272175) and the Registration Statement on Form S-3 (No. 333-291148).

/s/ Grant Thornton LLP

Chicago, Illinois

March 17, 2026